Exhibit 12.1
Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined
Fixed Charges and Preferred Stock Dividend Requirements
(in thousands, except for ratios)
Ratio of Earnings to Fixed Charges

	Year Ended December 31,
	2005	2004	2003	2002	2001
Loss before income taxes	$(59,011)	$(93,666)	$(81,038)	$(45,235)	$(34,185)
Add: Fixed charges	13,263	13,433	10,743	6,576	4,450
Less: Capitalized interest	—	—	(832)	(765)	—

Earnings, as defined	$(45,748)	$(80,233)	$(71,127)	$(39,424)	$(29,735)

Interest expense	$10,679	$9,885	$5,360	$1,011	$500
Capitalized interest	—	—	832	765	—
Estimated interest portion of rental expense	2,584	3,548	4,551	4,800	3,950

Fixed charges	$13,263	$13,433	$10,743	$6,576	$4,450

Deficiency of earnings to fixed charges	$(59,011)	$(93,666)	$(81,870)	$(46,000)	$(34,185)

Ratio of earnings to fixed charges	N/A	N/A	N/A	N/A	N/A
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements

	Year Ended December 31,
	2005	2004	2003	2002	2001
Earnings, as defined (from above)	$(45,748)	$(80,233)	$(71,127)	$(39,424)	$(29,735)
Preferred stock dividend requirements	4	100	230	702	785

Earnings, as defined	$(45,744)	$(80,133)	$(70,897)	$(38,722)	$(28,950)

Fixed charges (from above)	$13,263	$13,433	$10,743	$6,576	$4,450
Preferred stock dividend requirements	4	100	230	702	785

Combined fixed charges and preferred stock dividend requirements	$13,267	$13,533	$10,973	$7,278	$5,235

Deficiency of earnings to combined fixed charges and preferred stock dividend requirements	$(59,011)	$(93,666)	$(81,870)	$(46,000)	$(34,185)

Ratio of earnings to combined fixed charges and preferred stock dividend requirements	N/A	N/A	N/A	N/A	N/A
     For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as consolidated income from continuing operations before income taxes plus fixed charges. Fixed charges are the sum of interest of all indebtedness, including amortization of debt issuance costs, and estimated interest within rental expense. The ratio of earnings to combined fixed charges and preferred stock dividend requirements includes the tax adjusted deemed dividend to preferred stockholders.